pebblebrook HOTEL TRUST

intercontinental buckhead
atlanta, georgia

Property Information:

Acquisition Price:	$105.0M ($249K per room)
Location:	Buckhead, Atlanta, GA
Date Acquired:	July 1, 2010
Number of Rooms:	422
Type:	Luxury, Full-Service
Year Built:	2004
Year Last Renovated:	N/A

Property Amenities:

- 422 luxury guest rooms, including 21 suites
- 93 Club Continental guest rooms on four floors dedicated to the business traveler:
  - *Private Access* - *High-end décor* - *Private check-in and check-out*
  - *Hi-tech facilities* - *Club Concierge* - *Private boardroom for meetings*
- Pillow-top bedding, floor-to-ceiling windows and state-of-the-art climate control
- Marble baths with separate soaking tub and glass showers
- 31,000 SF of event space with 2 ballrooms all on the ground floor, 24,000 SF outdoor garden (making up the most meeting space in a Buckhead hotel)
- Au Pied De Cochon, French brasserie and XO Bar on Peachtree
- 24-hour state-of-the-art business center
- 5,000 SF Wellness Spa and Fitness Club, Fitness Club open 24-hours

Historic Performance and Valuation:

2009 Occupancy	68%
2009 ADR:	$156
Forward 12-Month Cap Rate (Projected) (1) **:**	6.1% - 6.6%

(1) Based on previously disclosed forecasted net operating income after capital reserves contained in the Company's July 1, 2010 press release related to the acquisition of the hotel.



(XO Bar)



(Guest Suite)

Market Highlights:

Market Overview:

- Buckhead is an affluent and vibrant market and boasts almost 20 million square feet of office space, over 1,400 retail units, 300 restaurants, bars and clubs and some of the best art galleries in the region
- Buckhead MARTA rail station is within one block of the hotel
- Vacancy rates for office and retail are among the lowest in the region in spite of high rental rates
- 9.5 miles to Atlanta's city center and its major attractions and events
- Buckhead's compounded annual supply growth over the last ten years has been negative at -0.6%



(Exterior)

Demand Generators:

- Strong corporate environment
  - 3rd most Fortune 500 companies
- Hartsfield-Jackson International Airport
  - Busiest airport in the world
- Atlanta convention centers
  - Georgia World Congress Center is the fourth largest center in the U.S.
- Tourism and travel
  - Six professional sports franchises
  - Lake Sydney Lanier
  - Six Flags over Georgia
  - Georgia Aquarium
  - CNN Center
  - Over 100 golf courses, 300 golf days per year
- Over 1,400 retail units in Buckhead
  - Including Gucci, Cartier, Hermés, etc.


Buckhead Market Performance 2000 - 2009
ADR ($)
RevPAR ($)
Occupancy (%)
2000-2009 ADR CAGR: 0.6%
2000-2009 RevPAR CAGR: -0.7%
$130
$110
$90
$70
$50
($)
71%
67%
63%
59%
(%)
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
Source: Smith Travel Research

Competitive Set:

Hotels	Map Marker	Rooms	Year Opened
InterContinental Buckhead	★	***422***	***2004***
Ritz-Carlton Buckhead	1	517	1984
Embassy Suites Atlanta Buckhead	2	316	1988
Marriott JW Hotel Buckhead Atlanta	3	371	1988
Grand Hyatt Atlanta in Buckhead	4	438	1990
Westin Buckhead Atlanta	5	365	1991
Total (excluding InterContinental Buckhead)		**2,007**	


Buckhead Station
Lenox Station
1
2
3
4
5

Investment Highlights:

Strengths

- "Off-Market" Transaction
- Premier Location
- Newly Built Property Acquired at a 30% Discount to Replacement Cost
- Abundance of Meeting Space
- Market Penetration

Opportunities

- Profit Flow-Through
- Re-Concept Restaurant
- Improved Cash Flow Through Asset Management